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                                   EXHIBIT 5

                    OPINION OF RAY, QUINNEY & NEBEKER AS TO
                 THE LEGALITY OF THE SHARES BEING REGISTERED.


                               December   , 1998



First Security Corporation                 Van Kasper & Company, Inc.
Attn: Morgan J. Evans, President           Attn: F. Van Kasper, President
79 South Main Street                       600 California Street, Suite 1200
Salt Lake City, Utah  84111                San Francisco, California  94108-8314


          Re: Registration and Issuance of First Security Corporation Common
              Stock to Shareholders of Van Kasper & Company, Inc.


Dear Messrs. Evans and Van Kasper:

     This Firm has acted as counsel to First Security Corporation, a Delaware corporation ("the Company"), in connection with its registration of shares of its common stock, par value $1.25 ("the Shares") for use in the Merger (as defined in the Prospectus/Information Statement included in the Company's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on December 18, 1998.)

     In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to our opinion contained in this letter. We have also relied as to certain matters of fact upon representations made to us by officers and agents of the Company and of Van Kasper. Based upon and in reliance on the foregoing, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Delaware; and has full corporate power and authority to own its properties and conduct its business as described in the Prospectus/Information Statement referred to above.

     2. When issued and distributed to the Shareholders of Van Kasper & Company, Inc. under the terms of the Merger Agreement, the Shares will be duly and validly issued and will be fully paid and nonassessable.
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Morgan Evans
F. Van Kasper
December   , 1998
Page 2




     3. The shareholders of the Company have no pre-emptive rights to acquire additional shares of First Security Common Stock in respect of the Shares.


          We hereby consent to the use of our name in the Prospectus/Information Statement and therein being disclosed as counsel to the Company in this matter.



                             Very truly yours,

                             RAY, QUINNEY & NEBEKER



                             By: /s/ A. R. Thorup
                                 -----------------------------------
                                 A. Robert Thorup, a Shareholder and
                                 Director of the Firm